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Obianozo Chukwuma <obi@seedinvest.com>

RSVP | Innovega's Kick-Off Webinar & Campaign Surpasses $1M Reserved

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SeedInvest <deals@seedinvest.com> Tue, Mar 30, 2021 at 8:32 AM
Reply-To: contactus@seedinvest.com
To: obi@seedinvest.com

seedinvest Upcoming Webinar



Innovega's Kick-Off Webinar I Wednesday, March 24th at 2pm ET

Join Innovega's CEO & Co-Founder Steve Willey for an investor webinar this Wednesday, March 24th at 2pm ET for the opportunity to discuss the company and answer questions from the crowd.

Innovega is a developer of smart contact lenses and glasses that deliver high-performance AR/VR experiences.

The campaign has already surpassed $1M in reservations.

REGISTER

Questions? Email us. We're happy to help.

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Innovega is offering securities through the use of an Offering Statement that has been qualified by the Securities and Exchange Commission under Tier II of Regulation A. A copy of the Final Offering Circular that forms a part of the Offering Statement may be obtained from: Innovega: https://www.seedinvest.com/innovega